UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2013

Commission File Number 1-13610

PMC COMMERCIAL TRUST

(Exact name of registrant as specified in its charter)

TEXAS	75-6446078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600, Dallas, TX 75252	(972) 349-3200
(Address of principal executive offices)	(Registrant’s telephone number)

Former name, former address and former fiscal year, if changed since last report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the previously announced Agreement and Plan of Merger (the “Merger Agreement”) by and among PMC Commercial Trust (the “Company”), Southfork Merger Sub, LLC, CIM Urban REIT, LLC (“CIM REIT”) and CIM Merger Sub, LLC, the Company’s Chief Executive Officer, President and Secretary, Jan F. Salit and its Chief Financial Officer and Executive Vice President, Barry N. Berlin, agreed to amend their existing executive employment contracts with the Company (the “Executive Employment Agreements”) effective upon consummation of the merger and other transactions contemplated by the Merger Agreement (the “Merger”).

Following execution of the Merger Agreement, CIM REIT proposed to each of Messrs. Salit and Berlin that the terms of their Executive Employment Agreements then in effect be amended and restated to incentivize them to remain with the Company following consummation of the Merger. Following negotiations, Messrs. Salit and Berlin entered into amended and restated executive employment contracts (“Restated Employment Agreements”), which will become effective upon consummation of the Merger and replace their Executive Employment Agreements. The Restated Employment Agreements are summarized below, but the severance benefits to each of Messrs. Salit and Berlin provided for in such Restated Employment Agreements are the same as those provided in the Executive Employment Agreements, except that the amount of any equity awards included in the calculation of any cash severance payment due is limited to $25,000 per annum.

Under the Restated Employment Agreements, if (1) in the case of Mr. Salit, the executive voluntarily resigns his employment no earlier than twelve months following the effective date of the Restated Employment Agreement but no later than December 31, 2015, or in the case of Mr. Berlin, the executive voluntarily resigns his employment on or before December 31, 2015 or (2) the Company terminates the executive’s employment without Cause (as defined in the Restated Employment Agreements) on or before December 31, 2015, the executive will be entitled to receive compensation equal to 2.99 times the average of the last three years’ compensation calculated as of the termination date, based on the calculation methodology set forth in the Company’s definitive proxy statement for its 2013 annual meeting; provided, however, that the amount of any annual equity awards included in such calculation shall be capped at $25,000 per annum.

In addition, to the extent an executive is employed by the Company on January 1, 2016 and such executive is not entitled to any disability, death or severance payments under the Restated Employment Agreement, the executive would receive, in the case of Mr. Salit, 300,000 restricted share awards (as defined the Company’s 2005 Equity Incentive Plan) and in the case of Mr. Berlin, 225,000 restricted share awards, in each case, as a retention bonus. Such restricted share awards would vest immediately upon grant.

Upon the satisfaction of the applicable qualifications described above, each of Messrs. Salit and Berlin will under the terms of his Restated Employment Agreement be entitled to receive either the cash severance payment or the equity retention bonus award described above, but not both.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Because the consummation of the Merger would have triggered the right to receive severance payments under the Executive Employment Agreements in some circumstances, the Company agreed to amend and restate the Executive Employment Agreements of its two executive officers by entering into the Restated Employment Agreements with Jan F. Salit, Chief Executive Officer, President and Secretary and Barry N. Berlin, Chief Financial Officer and Executive Vice President. Under the terms of the Restated Employment Agreements, upon consummation of the Merger, Mr. Salit will be employed as the Company’s President and Secretary and Mr. Berlin will be employed as the Company’s Executive Vice President of Finance and Accounting, Treasurer and Assistant Secretary.

Each Restated Employment Agreement provides for employment at will and not for any specified period and for various payments and other benefits to the executive. The information regarding the Restated Employment Agreements provided in response to Item 1.01 above is incorporated by reference to this Item 5.02. In addition, this summary description is qualified in its entirety by the Restated Employment Agreements, which are attached hereto as exhibits and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits:

10.1	Restated Executive Employment Contract with Jan F. Salit

10.2	Restated Executive Employment Contract with Barry N. Berlin

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 30, 2013

PMC COMMERCIAL TRUST

By:	/s/ Jan F. Salit
Jan F. Salit, Chief Executive Officer